PetIQ, Inc. Reports Fourth Quarter and Full Year 2023 Financial Results
Record Full Year 2023 Net Sales Increase 19.6% Year-Over-Year to Over $1.1 Billion
Adjusted EBITDA Exceeds Company's Full Year 2023 Guidance
Reports Highest Annual Cash from Operations in the Company's History of $61.9 Million
Provides First Quarter 2024 and Full Year 2024 Outlook

EAGLE, Idaho – February 28, 2024 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication, product and wellness company, today reported financial results for the fourth quarter and full year ended December 31, 2023.
Cord Christensen, PetIQ’s Founder and CEO commented, "2023 was a record year for PetIQ. I am very proud of our team's execution to grow our business, enabling us to significantly exceed the top and bottom line guidance that we provided at the beginning of the year. These results also fueled cash generation above our expectations, and we improved the Company's net leverage to a record low."

Christensen continued, "We made significant strategic investments in marketing during the year to support the growth and development of PetIQ's portfolio of pet health and wellness brands as evidenced by our higher rate of consumption and market share gains. We will use the cost savings from our Services segment optimization to reinvest in our future growth, funding approximately half of the planned incremental marketing initiatives in 2024. Our mission to help pet parents have access to affordable and convenient pet health and wellness continues to gain momentum and we're excited about our opportunities to fuel growth and enhance shareholder value for many years to come.”

Full Year 2023 Highlights Compared to Prior Year

•Record net sales of $1,102.0 million, an increase of 19.6%, above the high-end of the Company's most recent guidance of $1,060.0 million to $1,080.0 million and well-ahead of the Company's original outlook of $970.0 million to $1,030.0 million
•Product segment net sales of $968.2 million compared to $800.3 million, an increase of 21.0%
•Net sales for PetIQ’s manufactured products increased 28% and outperformed the Company's growth expectations for the year
•Services segment net revenue of $133.8 million compared to $121.2 million, an increase of 10.4%
•Gross profit of $252.7 million compared to $209.7 million, an increase of 20.5%
•Gross margin increased 10 basis points to 22.9%
•Adjusted gross profit of $254.9 million and adjusted gross margin of 23.1%
•Net income of $2.1 million, or earnings per diluted share ("EPS") of $0.07, includes $13.6 million of total restructuring attributable to the Company's previously disclosed Services segment optimization and a $7.7 million non-cash asset charge for the Company's foreign subsidiary's related valuation and expected sale
•Adjusted net income of $36.6 million, or adjusted diluted EPS of $1.24, an increase of 103.3% compared to adjusted net income of $17.7 million, or adjusted diluted EPS of $0.61
•Adjusted EBITDA of $104.7 million compared to $77.7 million, an increase of 34.8%, above the high-end of the Company's most recent guidance of $99 million to $103 million and well-ahead of the Company's original outlook of $86 million to $92 million
•Highest reported cash from operations and free cash flow in the Company's history of $61.9 million and $52.7 million, respectively, for the year ended December 31, 2023
•Net leverage as measured under the Company's credit agreement was a record low 2.9x as of December 31, 2023 compared to 3.7x as of December 31, 2022

Fourth Quarter 2023 Highlights Compared to Prior Year Period
•Net sales of $219.9 million, an increase of 19.5%
•Product segment net sales of $191.3 million compared to $157.3 million, an increase of 21.6%
•Net sales for PetIQ’s manufactured products increased 36% and outperformed the Company's growth expectations for the quarter
•Services segment net revenue of $28.6 million compared to $26.8 million, an increase of 6.9%
•Gross profit of $44.0 million compared to $39.3 million, an increase of 12.0%
•Gross margin decreased 130 basis points to 20.0% primarily due to 149 wellness center closures in 2023, of which 104 wellness center closed in the fourth quarter, associated with Services segment optimization
•Adjusted gross profit of $45.6 million and adjusted gross margin of 20.7%
•Net loss of $17.5 million, or a loss per share of $0.60, includes the aforementioned total restructuring and related non-cash asset charges of $5.1 million and $7.7 million, respectively
•Adjusted net loss of $3.4 million, or adjusted loss per share of $0.12
•Adjusted EBITDA of $12.0 million

Fourth Quarter 2023 Financial Results
Net sales were $219.9 million for the fourth quarter of 2023, an increase of 19.5% compared to net sales of $184.1 million in the prior year period, driven by an increase in sales from both the Products and Services segments.
Products segment net sales of $191.3 million increased 21.6% for the fourth quarter of 2023, compared to the prior year period, reflecting broad-based growth in the Company's product categories from strong consumer demand across sales channels as well as from the acquisition Rocco & Roxie LLC ("Rocco & Roxie") completed in January 2023. The Company experienced growth during the fourth quarter of 2023 from flea and tick, prescription medication, health and wellness as well as dental and treat product offerings. Net sales for PetIQ’s manufactured products outperformed the Company's growth expectations for the fourth quarter of 2023 as compared to the prior year period with an increase of 36% including the acquisition of Rocco & Roxie, or an increase of 19%, on an organic basis.
Services segment revenue for the fourth quarter of 2023 increased 6.9% to $28.6 million from the fourth quarter last year driven by operational improvements, despite the loss of revenue from the 149 wellness centers closed in the third and fourth quarters of 2023 associated with the previously disclosed Services segment optimization. The Company ended 2023 with 133 wellness centers in operation.
Fourth quarter 2023 gross profit was $44.0 million, an increase of 12.0%, compared to $39.3 million in the prior year period. Gross margin decreased 130 basis points to 20.0% from 21.3% in the prior year period primarily as a result of the 104 and 45 wellness center closures in the fourth quarter and third quarter of 2023, respectively. Adjusted gross profit for the fourth quarter of 2023 was $45.6 million and adjusted gross margin was 20.7%.
Selling, general and administrative expenses (“SG&A”) was $42.7 million for the fourth quarter of 2023 compared to $37.7 million in the prior year period. As a percentage of net sales, SG&A was 19.4% for the fourth quarter of 2023, a decrease of 110 basis points compared to the prior year period. Adjusted SG&A was $40.6 million for the fourth quarter of 2023 compared to $34.7 million in the prior year period. As a percentage of net sales adjusted SG&A was 18.5%, an improvement of 40 basis points compared to the prior year period primarily as a result of continued leverage of costs and increased business expense efficiencies relative to the growth in net sales, partially offset by incremental and planned marketing expense of approximately $3 million to support PetIQ's manufactured brands.

Restructuring and related charges attributable to the Services segment optimization were $3.5 million, plus an additional $1.6 million included in cost of services equating to a total restructuring of $5.1 million for the fourth quarter of 2023. See the "Calculation of Total Restructuring Expenses" financial table that accompanies this release for the components of expenses included in restructuring and cost of services. In the fourth quarter of 2023 the Company recorded non-cash asset charges of $7.7 million for its foreign subsidiary, Mark & Chappell, in connection with the related valuation and expected sale of the business.

Net loss was $17.5 million for the fourth quarter of 2023 compared to a net loss of $6.8 million in the prior year period. Adjusted net loss for the fourth quarter of 2023 was $3.4 million and adjusted loss per share was $0.12, compared to adjusted net loss of $3.0 million, and adjusted loss per share of $0.10 in the prior year period. Adjusted EBITDA of $12.0 million, includes approximately $3 million of aforementioned incremental and planned marketing expense, compared to $12.9 million in the prior year period.
Cash Flow and Balance Sheet
The Company ended the quarter with total cash and cash equivalents of $116.4 million. For the year ended December 31, 2023, the Company generated its highest annual cash from operations and free cash flow in the Company's history of $61.9 million and $52.7 million, respectively. The Company’s total debt was $445.2 million as of December 31, 2023. The Company had total liquidity, which it defines as cash on hand plus debt availability, of $241.4 million as of December 31, 2023. The Company's net leverage as measured under the Company's credit agreement was a record low 2.9x as of December 31, 2023 a reduction from 3.7x in 2022. Please refer to the financial tables within this press release for a calculation of the Company’s net leverage under the credit agreement and free cash flow.

Adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as a percent of net sales, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide useful additional information to investors about current trends in the Company's operations and are useful for period-over-period comparisons of operations. In addition, management uses these non-GAAP financial measures to assess operating performance and for business planning purposes. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Outlook
For the full year 2024 and first quarter of 2024 the Company is providing its outlook inclusive of its Services segment optimization, the expected sale of its foreign subsidiary, Mark & Chappell and a return to more normal flea and tick seasonality as compared to the record seasonal patterns experienced in 2023. Additionally, for the year ending December 31, 2024, the Company expects the 2024 net sales contribution to be weighted to the first half of 2024, with approximately 56% of the Company's projected annual net sales recorded in this period. The Company's annual adjusted EBITDA is also expected to be weighted to the first half of 2024. The Company's annual seasonality can vary based on the timing of shipments, promotional activity, product launches and a number of other factors.

For the full year 2024 the Company expects:
•Net sales of $1,130.0 million to $1,180.0 million
•Adjusted EBITDA of $109.0 million to $114.0 million

For the first quarter of 2024 the Company expects:

•Net sales of $290.0 million to $310.0 million
•Adjusted EBITDA of $31.0 million to $33.0 million

The Company does not provide guidance for net income, the most directly comparable GAAP measure to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the first quarter ending March 31, 2024 and full year ending December 31, 2024.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 833-816-1410 and international listeners may dial 412-317-0503.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through March 20, 2024. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10186272.
About PetIQ
PetIQ is a leading pet medication, product and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable health and wellness products and veterinary services. The Company's product business engages with pet parents through retail and e-commerce channels in more than 60,000 points of distribution with its branded and distributed pet medications as well as health and wellness items, which are further supported by its world-class medications manufacturing facility in Omaha, Nebraska and health and wellness manufacturing facility in Springville, Utah. The Company’s veterinarian service platform operates in over 2,600 community clinic locations and wellness centers hosted at retailers in 39 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can provide.

Contact: katie.turner@petiq.com or 208.513.1513
Media: kara.schafer@petiq.com or 407.929.6727
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, general economic or market conditions, including inflation and interest rates; overall consumer spending in the industry; our ability to successfully grow our business through acquisitions and our ability to integrate acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to continue to grow our Services segment; disruptions in our manufacturing, shipping, transportation and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; cyber security risks, including breaches that result in business interruption and data loss; our substantial indebtedness and ability to raise additional capital as needed; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as a percentage of total net sales, adjusted net (loss) income, adjusted (loss) earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow.

Adjusted gross profit consists of gross profit adjusted for restructuring and purchase accounting adjustment to inventory. Adjusted gross margin is adjusted gross margin stated as a percentage of total net sales.
Adjusted SG&A consists of SG&A adjusted for acquisition costs, stock-based compensation expense, integration and business transformation costs, and litigation expenses. Adjusted SG&A is adjusted SG&A as a percentage of total net sales.
Adjusted net (loss) income consists of net income adjusted for tax expense, impairment and other asset charges, acquisition costs, integration and business transformation costs, litigation expenses, restructuring costs and stock-based compensation expense. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.
EBITDA represents net income before interest, income taxes, impairment and other asset charges, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, restructuring, stock-based compensation expense, litigation expenses, and integration and business transformation costs. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of total net sales.

Adjusted EBITDA is utilized by management as a factor in evaluating the Company's performance and the effectiveness of our business strategies. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

Free cash flow consists of cash provided by operations less capital expenditures.

We believe that the use of these non-GAAP measures provides additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. Our management does not, and you should not, consider the non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of each non-GAAP measure to the most comparable GAAP measure, in the financial tables that accompany this release.

PetIQ, Inc.
Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	December 31, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$116,369	$101,265
Accounts receivable, net	142,511	118,004
Inventories	159,309	142,605
Other current assets	12,645	8,238
Total current assets	430,834	370,112
Property, plant and equipment, net	57,097	73,395
Operating lease right of use assets	19,079	18,231
Other non-current assets	2,083	1,373
Intangible assets, net	159,729	172,479
Goodwill	199,404	183,306
Total assets	$868,226	$818,896
Liabilities and equity
Current liabilities
Accounts payable	$139,264	$112,995
Accrued wages payable	16,734	11,512
Accrued interest payable	6,636	1,912
Other accrued expenses	10,692	7,725
Current portion of operating leases	7,608	6,595
Current portion of long-term debt and finance leases	8,595	8,751
Total current liabilities	189,529	149,490
Operating leases, less current installments	13,763	12,405
Long-term debt, less current installments	437,820	443,276
Finance leases, less current installments	516	907
Other non-current liabilities	3,600	1,025
Total non-current liabilities	455,699	457,613
Equity
Additional paid-in capital	387,349	378,709
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,570 and 29,348 shares issued, respectively	29	29
Class B common stock, par value $0.001 per share, 8,402 shares authorized; 231 and 252 shares issued and outstanding, respectively	—	—
Class A treasury stock, at cost, 373 and 373 shares, respectively	(3,857)	(3,857)
Accumulated deficit	(160,602)	(162,733)
Accumulated other comprehensive loss	(1,706)	(2,224)
Total stockholders' equity	221,213	209,924
Non-controlling interest	1,785	1,869
Total equity	222,998	211,793
Total liabilities and equity	$868,226	$818,896

PetIQ, Inc.
Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Product sales	$191,327	$157,324	$968,151	$800,305
Services revenue	28,600	26,755	133,812	121,208
Total net sales	219,927	184,079	1,101,963	921,513
Cost of products sold	146,807	120,715	732,422	606,548
Cost of services	29,130	24,080	116,801	105,302
Total cost of sales	175,937	144,795	849,223	711,850
Gross profit	43,990	39,284	252,740	209,663
Operating expenses
Selling, general and administrative expenses	42,729	37,747	196,236	182,561
Restructuring(1)	3,516	—	11,751	—
Impairment and other asset charges(2)	7,680	—	7,680	47,264
Operating (loss) income	(9,935)	1,537	37,073	(20,162)
Interest expense, net	8,410	7,678	34,547	27,374
Other expense (income), net	2	(98)	160	(130)
Total other expense, net	8,412	7,580	34,707	27,244
Pretax net (loss) income	(18,347)	(6,043)	2,366	(47,406)
Income tax benefit (expense)	1,096	(845)	173	(1,214)
Net (loss) income	(17,251)	(6,888)	2,539	(48,620)
Net (loss) income attributable to non-controlling interest	236	(52)	408	(412)
Net (loss) income attributable to PetIQ, Inc.	$(17,487)	$(6,836)	$2,131	$(48,208)
Net (loss) income per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.60)	$(0.24)	$0.07	$(1.65)
Diluted	$(0.60)	$(0.24)	$0.07	$(1.65)
Weighted Average shares of Class A common stock outstanding
Basic	29,193	28,967	29,135	29,159
Diluted	29,193	28,967	29,530	29,159
(1) Restructuring charges include accelerated depreciation and amortization, variable lease expenses, lease termination costs, and other miscellaneous costs.
(2) Impairment and other asset charges includes asset charges associated with the Company committing to a plan to sell its foreign subsidiary, Mark & Chappell during the year ended December 31, 2023. For the year ended December 31, 2022, impairment and other asset charges includes write-down of the full goodwill balance of the Services segment.

PetIQ, Inc.
Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$2,539	$(48,620)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization of intangible assets and loan fees	44,498	35,468
Loss on disposition of property, plant, and equipment	8	438
Stock based compensation expense	9,468	11,363
Deferred tax adjustment	(172)	599
Impairment and other asset charges	7,680	47,264
Other non-cash activity	(85)	(385)
Changes in assets and liabilities, net of business acquisition
Accounts receivable	(24,457)	(4,137)
Inventories	(16,041)	(46,297)
Other assets	(4)	1,093
Accounts payable	25,950	58,546
Accrued wages payable	5,342	(1,225)
Other accrued expenses	7,161	(6,083)
Net cash provided by operating activities	61,887	48,024
Cash flows from investing activities
Purchase of property, plant, and equipment	(9,145)	(11,973)
Business acquisitions (net of cash acquired)	(27,634)	—
Net cash used in investing activities	(36,779)	(11,973)
Cash flows from financing activities
Proceeds from issuance of long-term debt	35,000	59,000
Principal payments on long-term debt	(42,600)	(66,600)
Tax distributions to LLC Owners	(165)	—
Principal payments on finance lease obligations	(1,494)	(1,493)
Tax withholding payments on Restricted Stock Units	(984)	(875)
Stock repurchase	—	(3,857)
Exercise of options to purchase Class A common stock	54	115
Net cash used in financing activities	(10,189)	(13,710)
Net change in cash and cash equivalents	14,919	22,341
Effect of exchange rate changes on cash and cash equivalents	185	(482)
Cash and cash equivalents, beginning of period	101,265	79,406
Cash and cash equivalents, end of period	$116,369	$101,265

PetIQ, Inc.
Reconciliation between Net (Loss) Income and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended		For the Year Ended
$'s in 000's	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net (loss) income	$(17,251)	$(6,888)	$2,539	$(48,620)
Plus:
Tax (benefit) expense	(1,096)	845	(173)	1,214
Depreciation(1)	6,237	3,747	24,773	14,520
Amortization	4,512	4,477	19,797	18,079
Impairment and other asset charges(2)	7,680	—	7,680	47,264
Interest expense, net	8,410	7,678	34,547	27,374
EBITDA	$8,492	$9,860	$89,163	$59,831
Acquisition costs(3)	451	273	1,164	1,464
Stock based compensation expense	1,409	2,459	9,468	11,363
Integration and business transformation costs(4)	238	228	2,316	1,171
Litigation expenses	—	60	31	3,862
Restructuring(5)	1,414	—	2,564	—
Adjusted EBITDA	$12,004	$12,879	$104,706	$77,691
Adjusted EBITDA Margin	5.5%	7.0%	9.5%	8.4%

PetIQ, Inc.
Reconciliation between Gross Profit and Adjusted Gross Profit
(Unaudited, in 000’s)

	For the Three Months Ended		For the Year Ended
$'s in 000's	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Gross profit	$43,990	$39,284	$252,740	$209,663
Plus:
Restructuring(6)	1,604	—	1,854	—
Purchase accounting adjustment to inventory related to acquisition of R&R	—	—	320	—
Adjusted gross profit	$45,594	$39,284	$254,914	$209,663
Gross Margin	20.0%	21.3%	22.9%	22.8%
Adjusted Gross Margin	20.7%	21.3%	23.1%	22.8%

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s, Except for Percentages)

	For the Three Months Ended		For the Year Ended
$'s in 000's	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
SG&A	$42,729	$37,747	$196,236	$182,561
% of Total Net Sales	19.4%	20.5%	17.8%	19.8%
Less:
Acquisition costs(3)	451	273	1,164	1,464
Stock based compensation expense	1,409	2,459	9,468	11,363
Integration and business transformation costs(4)	238	228	1,996	1,171
Litigation expenses	—	60	31	3,862
Adjusted SG&A	$40,631	$34,727	$183,577	$164,701
% of Total Net Sales	18.5%	18.9%	16.7%	17.9%

PetIQ, Inc.
Calculation of Total Restructuring Expenses
(Unaudited, in 000’s)

	For the Three Months Ended December 31, 2023
$'s in 000's	Expenses (Gains)	Original Liability 9/30/2023	Cash Payments	Non-Cash Amounts	Liability at December 31, 2023
Included in Cost of services
Inventory reserve	$638	$—	$—	$(638)	$—
Severance	966	—	(966)	—	—
Total in Cost of services	$1,604	$—	$(966)	$(638)	$—

Included in Restructuring
Accelerated depreciation - property, plant and equipment	$2,585	$—	$—	$(2,585)	$—
Accelerated amortization - operating lease right of use assets	1,121	—	—	$(1,121)	—
Lease termination gain	(897)	2,722	—	—	1,825
Variable lease expenses	707	900	(597)	—	1,010
Total in Restructuring	$3,516	$2,722	$(597)	$(3,706)	$2,835

Total Restructuring Expenses	$5,120	$2,722	$(1,563)	$(4,344)	$2,835

	For the Twelve Months Ended December 31, 2023
$'s in 000's	Expenses (Gains)	Original Lease Liability	Cash Payments	Non-Cash Amounts	Liability at December 31, 2023
Included in Cost of services
Inventory reserve	$888	$—	$—	$(888)	$—
Severance	966	—	(966)	—	—
Total in Cost of services	$1,854	$—	$(966)	$(888)	$—

Included in Restructuring
Accelerated depreciation - property, plant and equipment	$8,165	$—	$—	$(8,165)	$—
Accelerated amortization - operating lease right of use assets	2,876	—	—	(2,876)	—
Lease termination gain	(897)	2,722	—	—	1,825
Variable lease expenses	1,607	—	(597)	—	1,010
Total in Restructuring	$11,751	$2,722	$(597)	$(11,041)	$2,835

Total Restructuring Expenses	$13,605	$2,722	$(1,563)	$(11,929)	$2,835

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended		For the Year Ended
$'s in 000's	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Products segment sales	$191,327	$157,324	$968,151	$800,305
Services segment revenue:
Same-store sales	27,191	23,846	125,137	102,426
Non same-store sales	1,409	2,909	8,675	18,782
Total services segment revenue	$28,600	$26,755	$133,812	$121,208
Total net sales	$219,927	$184,079	$1,101,963	$921,513

PetIQ, Inc.
Reconciliation between Net (Loss) Income and Adjusted Net (Loss) Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Year Ended
$'s in 000's	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net (loss) income	$(17,251)	$(6,888)	$2,539	$(48,620)
Plus:
Tax (benefit) expense	(1,096)	845	(173)	1,214
Impairment and other asset charges(2)	7,680	—	7,680	47,264
Acquisition costs(3)	451	273	1,164	1,464
Stock based compensation expense	1,409	2,459	9,468	11,363
Integration and business transformation costs(4)	238	228	2,316	1,171
Litigation expenses	—	60	31	3,862
Restructuring(7)	5,120	—	13,605	—
Adjusted Net (loss) income	$(3,448)	$(3,024)	$36,630	$17,718

Non-GAAP adjusted EPS
Basic	$(0.12)	$(0.10)	$1.26	$0.61
Diluted	$(0.12)	$(0.10)	$1.24	$0.61
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,193	28,967	29,135	29,159
Diluted	29,193	28,967	29,530	29,159
(1) Depreciation includes $3.7 million of accelerated depreciation recognized during the three months ended December 31, 2023 and $11.0 million of accelerated depreciation recognized during the year ended December 31, 2023, associated with Services segment optimization.
(2) Impairment and other asset charges includes asset charges associated with the Company committing to a plan to sell its foreign subsidiary, Mark & Chappell during the year ended December 31, 2023. For the year ended December 31, 2022, impairment and other asset charges includes write-down of the full goodwill balance of the Services segment.
(3) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(4) Integration and business transformation costs, including personnel costs such as severance and retention bonuses, consulting costs, contract termination costs and IT and ERP implementation costs.
(5) Restructuring consists of variable lease expenses, inventory reserves, lease termination costs, severance, and other miscellaneous costs.
(6) Restructuring charges include inventory reserves and severance costs.
(7) Restructuring charges include accelerated depreciation and amortization, variable lease expenses, inventory reserves, lease termination costs, severance, and other miscellaneous costs.

PetIQ, Inc.
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(Unaudited, in 000’s)

	Year Ended December 31,
	2023	2022
Net cash provided by operating activities	$61,887	$48,024
Purchase of property, plant, and equipment	(9,145)	(11,973)
Free Cash Flow	$52,742	$36,051

PetIQ, Inc.
Calculation of Net Leverage Ratio Under Term Loan B
(Unaudited, in 000’s, except for multiples)

$'s in 000's	December 31, 2023
Total debt	$445,227
Total Capital Leases	1,704
Less Cash	(116,369)
Net Debt	330,562
LTM Term Loan B defined EBITDA	113,188
Term Loan B net leverage(1)	2.9	x
(1) Our Term Loan B documentation defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge, as further adjusted for acquisition costs, loss on debt extinguishment and related costs, stock based compensation expense, integration costs, litigation expenses, and non same-store net income (loss), which we refer to as “Term Loan B Adjusted EBITDA.” Term Loan B Adjusted EBITDA is not a non-GAAP measure and is presented solely for purposes of providing investors an understanding of the Company’s financial condition and liquidity and should not be relied upon for any purposes other than an understanding of the Company’s financial condition and liquidity as it relates to the Company’s Term Loan B.